# PROMISSORY NOTE

U.S. \$101,500.00 | Aurora, Colorado
April 23, 2002

FOR VALUE RECEIVED, the undersigned, ATLAS-REPUBLIC CORPORATION, having an address at 12373 East Cornell Avenue, Aurora, Colorado 80014 (the "*Maker*"), hereby promises to pay, without set off, deduction or counterclaim of any kind or nature to BESTWAY COACH EXPRESS INC., having an address at 2 Mott Street, New York, New York 10013 ("*Payee*"), at the address of Payee or its assign (either, when holding this Note, the "*Holder*") listed in this Note, the sum of One Hundred One Thousand Five Hundred Dollars (\$101,500.00) plus interest at the simple rate of eight percent (8%) in one lump sum on the first anniversary of the date of this Note. Interest shall be computed on the basis of a 360 day year and actual days elapsed until maturity. This Note may be prepaid in full without penalty.

In the event that any payment is not made within three (3) days after the due date, the amount due shall bear interest from such time until paid at the lower of twelve percent (12%) or the highest rate allowable under applicable laws.Maker and all endorsers now or in the future becoming parties to this Note jointly and severally waive presentment and demand for payment, notice of dishonor, protest and notice of protest of this Note.

Maker agrees to pay all costs and expenses of collection incurred by Payee or Holder of this Note, in or out of court, including without limitation, court related costs and expenses and reasonable attorneys' fees and disbursements (including such costs, fees and disbursements incurred on appeal of any litigation). No extension of time for payment of this Note and no alteration, amendment or waiver of any provision of this Note shall release, discharge, modify, change or effect the liability of Maker under this Note.

No delay by Payee or Holder in enforcing any covenant or right under this Note shall be deemed a waiver of any covenant or right and no waiver by Payee or Holder of any particular provision of this Note shall be deemed a waiver of any other provision or a continuing waiver of any particular provision, and except as so expressly waived in writing, all provisions shall continue in full force and effect.

Maker agrees and acknowledges that the person executing this Note on Maker's behalf is an authorized agent of Maker, and that he has full power and authority to bind Maker to the terms of this Note. Furthermore, Maker acknowledges that the execution of this Note is pursuant to the legitimate business purposes of the Maker and that cash in an amount equal to the initial principal amount of this Note was loaned by Payee to Maker so that Maker could pay off legitimate accrued business expenses.

This Note shall be construed and enforced according to the laws of the State of New York. Whenever used in this Note, the terms "Holder", "Maker" and "Payee" shall be construed in the singular or plurals as the context may require.

IN WITNESS WHEREOF, the Maker has caused its authorized officer to execute this Promissory Note as of the date first above written.

ATLAS-REPUBLIC CORPORATION

By: *[signature]*
Stephen M. Siedow, President

SEAL